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                                                                  Exhibit 3.7

                         LIMITED LIABILITY COMPANY AGREEMENT

                                          OF

                                 CHILES COLUMBUS LLC


          LIMITED LIABILITY COMPANY AGREEMENT of CHILES COLUMBUS LLC (the "Company") dated as of April 1, 1998 by Chiles Offshore LLC, a Delaware limited liability company (the "Member").

                                W I T N E S S E T H :

          WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del.C. Section 18-101, et seq.), as it may be amended from time to time (the "Act");

          WHEREAS, the Member desires to establish herein its rights and obligations in connection with the business and operations of the Company;

          NOW, THEREFORE, in consideration of the premises and the covenants and provisions hereinafter contained, the Member hereby agrees as follows:

                                     ARTICLE I.
                          ORGANIZATIONAL AND OTHER MATTERS

          SECTION 1.01. Formation. The Company was formed as a limited liability company under the provisions of the Act by the filing on April 1, 1998 of a Certificate of Formation (the "Certificate of Formation") with the Secretary of State of the State of Delaware. The rights and liabilities of the Member shall be as provided in the Act, except as is otherwise expressly provided herein.

          SECTION 1.02. Name. The name of the Company shall be Chiles Columbus LLC and the business of the Company shall be conducted under such name.

          SECTION 1.03. Principal Office. The principal office of the Company shall be 11200 Westheimer, Suite 410, Houston, Texas 77042-3227, or such other place as the Member may from time to time determine.


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          SECTION 1.04.  Term.  The Company shall commence on the date of filing of the Certificate of Formation, and the term of the Company shall continue until the dissolution of the Company as provided by law.

          SECTION 1.05. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Member shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member.

                                     ARTICLE II.
                                  PURPOSE AND POWERS

          SECTION 2.01. Purpose of the Company. The Company may carry on any lawful business, purpose or activity permitted by the Act.

          SECTION 2.02. Powers of the Company. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company.

                                     ARTICLE III.
                                CAPITAL CONTRIBUTIONS

          Section 3.01. Capital Contributions. The Member has made, or will make promptly following the date hereof, a capital contribution of US $100 in cash to the Company.

                                     ARTICLE IV.
                              MANAGEMENT OF THE COMPANY

          SECTION 4.01. Management. The management of the Company shall be vested in Chiles Offshore LLC (the "Member"). The Member shall have complete and exclusive discretion in the management and control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carry out the terms and provisions of this Agreement and delegating any or all of its powers, rights and obligations under this Agreement and appointing such officers of the Company to perform acts or services for the Company pursuant to
Section 4.02 hereof.

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          SECTION 4.02.  Officers; Agents.  The Member shall have the power to appoint any person or persons as agents (who may be referred to as officers) to act for the Company with such titles, if any, as the Member deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Member hereunder. Any decision or act of an officer appointed under this
Section 4.02 within the scope of the officer's designated or delegated authority shall control and shall bind the Company. The officers or agents so appointed may have such titles as the Member shall deem appropriate, which may include (but need not be limited to) President and Chief Executive Officer, Executive Vice President, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer or Controller. The initial officers of the Company are set forth on Schedule 4.02. Unless the authority of the agent designated as the officer in question is limited by the Member, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority. The Member, in its sole discretion, may by vote, resolution or otherwise ratify any act previously taken by an officer or agent acting on behalf of the Company.

          SECTION 4.03. Bank Accounts. The Member shall have the power to establish a bank account or accounts in the name of the Company with such banking institution or institutions as the Member shall deem advisable for the expeditious handling of the Company's funds.

                                      ARTICLE V.
                             DISSOLUTION AND LIQUIDATION


          SECTION 5.01. Effect of Dissolution. Upon dissolution, the Company shall cease carrying on its business but shall not terminate until the winding up of the affairs of the Company is completed, the assets of the Company shall have been distributed as provided below and a Certificate of Cancellation of the Company under the Act has been filed with the Secretary of State of the State of Delaware.

          SECTION 5.02. Liquidation Upon Dissolution. Upon the dissolution of the Company, sole and plenary authority to effectuate the liquidation of the assets of the Company shall be vested in the Member, which shall have full power and authority to sell, assign and encumber any and all of the Company's assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner. The proceeds of liquidation of the assets of the Company distributable upon a dissolution and winding up of the Company shall be applied in the following order of priority:

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               a. first, to the creditors of the Company, including creditors that are Members, in the order of priority provided by law, in satisfaction of all liabilities and obligations of the Company (of any nature whatsoever, including, without limitation, fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and

               b. thereafter, to the Member.

          SECTION 5.03. Winding Up and Certificate of Cancellation. The winding up of the Company shall be completed when all of its debts, liabilities, and obligations have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Member. Upon the completion of the winding up of the Company, a Certificate of Cancellation of the Company shall be filed with the Secretary of State of the State of Delaware.

          IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first written above.

CHILES OFFSHORE LLC



                                   By:/s/ Dick H. Fagerstal
                                      -----------------------------
                                        Dick H. Fagerstal
                                        Senior Vice President, Chief Financial
                                        Officer and Secretary




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                                   SCHEDULE 4.02

                             Initial State of Officers


1.   William E. Chiles:  President and Chief Executive Officer

2.   Dick H. Fagerstal:  Senior Vice President, Chief Financial Officer and
     Secretary

3.   Donald B. Gregg:  Senior Vice President - Operations and Engineering

4.   William H. Hopkins:  Vice President - Human Resources

5.   William A. Thorogood:  Vice President - Controller and Assistant Secretary





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